EXHIBIT 99.1

Contacts
Investors	Media
Lisa Nadler (Lisa.Nadler@gartner.com)	Jamie Tully (jtully@sardverb.com)
203-316-6537	Robin Weinberg (rweinberg@sardverb.com)
212-687-8080
GARTNER REPORTS SECOND QUARTER 2005 RESULTS
Contract Value of $565 Million, Up 16%

STAMFORD, Conn. – July 28, 2005 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for the second quarter ended June 30, 2005, the Company’s first period that included operations from META Group, Inc., which Gartner acquired on April 1, 2005.
     Total revenue for the second quarter of 2005 was $274.6 million, representing a 21% increase from $227.9 million in the second quarter of 2004. GAAP EPS was $(0.01) and normalized EPS was $0.12. Normalized EPS excludes the following pre-tax items: $8.2 million charge related to a previously announced reduction in facilities; $8.2 million charge related to the integration activities of META; and $3.3 million for the amortization of intangible assets acquired with the purchase of META.
     In connection with the acquisition of META, the Company estimated the fair value of the cost to fulfill its deferred revenue obligation in accordance with accounting guidelines. The Company’s estimate of fair value reduced the deferred revenue of META as of April 1, 2005 by $10 million. Consequently, revenues related to existing META contracts in the amount of $5 million that would have been recorded this quarter by META as an independent entity were not recognized. This adjustment reduced second quarter GAAP EPS and Normalized EPS by $0.03, respectively.
     The Company’s revenues over the next three quarters will be reduced by the remaining $5 million reduction in deferred revenue compared to what META would have recorded as an independent entity. As former META customers renew their contracts over the next year, the Company will recognize the full value of revenue over their respective contract periods.

     For the first six months of 2005, total revenue was $474.4 million, an increase of 9% from $436.5 million in the first half of 2004. GAAP EPS was $(0.14) and normalized EPS was $0.15. See “Non-GAAP Financial Measures” for a further discussion of normalized EPS.
     Excluding the effect of foreign currency, total revenue for the 2005 second quarter and for the six-month period ending June 30, 2005 would have increased 19% and 7%, respectively. The impact of foreign currency on net income for each of the same time periods was less than $1 million. Excluding the effect of foreign currency, research contract value increased 13% from the second quarter of 2004.
     Gene Hall, Gartner’s chief executive officer, said, “Overall, we were pleased with our results for the quarter. Although the accounting treatment for deferred revenue from META affected our results, operationally we remain well on track with our strategy to accelerate top line growth and profitability, as evidenced by the growth in contract value for the quarter. In addition, the integration of META is nearly complete and we are pleased with the progress we are making on renewing the contracts of former META clients.”
Business Segment Highlights
     Research. At June 30, 2005, Research contract value, a leading indicator of future revenue, was $565 million, up 16% from $489 million at June 30, 2004. Client retention was 80% for the second quarter of 2005, up from 78% in the second quarter of 2004. Wallet retention was 92% for the second quarter of 2005 compared with 93% in the second quarter of 2004.
     Consulting. Utilization averaged 64% during the second quarter of 2005 compared with 66% for the quarter ended June 30, 2004. Consulting backlog was $125 million at June 30, 2005, up from $98 million at June 30, 2004.
     Events. Events revenue was $57 million for the second quarter of 2005 versus $37 million in the second quarter of 2004. This increase in Events revenue is consistent with the planned shift in the Event’s calendar as discussed during last quarter’s earnings call. The Company held 34 events in the second quarter of 2005, as compared to 20 events in the same period in 2004. For the first six months of 2005, Events revenue was $65 million, compared with $55 million in the same period last year. The Company expects to hold 14 events in the third quarter, which historically has a light calendar of events due to seasonal factors. The Company is scheduled to hold over 64 events in 2005 versus 56 in 2004.
Guidance
     As a result of the previously discussed $10 million reduction to deferred revenue, the Company now estimates total revenue of $970 million to $990 million. By segment, for the full year 2005, the Company is targeting Research revenue of $523 million to $531 million, Consulting revenue of $277 million to $284 million, Events revenue of $159 million to $163 million, and other revenue of $11 million to $12 million.
     The Company has refined its expectation for total pre-tax charges in 2005 to $42 million to $45 million, versus its previous expectation of $39 million to $45 million. As a result of the acquisition of META, the Company will now incur $10 million of amortization expense related to intangible assets in 2005. As a result, the Company’s guidance for GAAP EPS for 2005 is $(0.04) to $0.03. Gartner continues to expect normalized EBITDA of $95 million to $105 million for fiscal 2005 and normalized EPS of $0.32 to $0.38. Excluding the impact of the previously explained deferred revenue loss, the Company would have increased EBITDA guidance by $10 million. The estimated fully diluted share count is 113 million shares. See “Non-GAAP Financial Measures” for a further discussion of normalized EBITDA and normalized EPS.
Board Changes
     The Company has appointed John Joyce, a managing director of Silver Lake Partners, to its board of directors. Mr. Joyce, 51, spent 30 years with IBM, most recently as the head of IBM’s Global Services Business. He served as the company’s Chief Financial Officer from 1999-2004. He will succeed Glenn Hutchins, also a managing director of Silver Lake Partners and a Gartner board member since 2000. Mr. Joyce’s term as a director will expire in 2006.
     Mr. Hall said, “John Joyce is an outstanding addition to the Gartner board. He is a recognized leader in the global technology market with a strong financial background. We look forward to working with John as we progress on our growth strategy. I also want to thank Glenn for his valuable service to the board and shareholders over the past five years.”
Conference Call Information
     Gartner has scheduled a conference call at 10 a.m. ET today, Thursday, July 28, 2005, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the

Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 30 days following the call.
About Gartner
     Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company’s businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has over 3,900 associates, including more than 1,100 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
     Investors are cautioned that normalized EBITDA and normalized EPS information contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA and normalized EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results and calculate earnings per share in a manner consistent with prior periods. Normalized EBITDA is based on operating income, excluding depreciation and amortization, goodwill impairments, and other charges. Normalized EPS is based on net income (loss) excluding other charges, non-cash charges, goodwill impairments, amortization of acquired intangible assets, and gains and losses on investments. See “Supplemental Information” at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

Safe Harbor Statement
     Statements contained in this press release regarding the growth and prospects of the business, including those of the acquired META Group, Inc. business, the Company’s full year 2005 financial results, future pre-tax charges and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate META Group’s operations and businesses; ability to expand or even retain META Group’s customers; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
###

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005	2004		2005	2004
Revenues:
Research	$134,926	$118,966	13%	$260,122	$241,208	8%
Consulting	79,092	67,609	17%	143,102	132,235	8%
Events	56,949	37,211	53%	65,004	55,382	17%
Other	3,602	4,071	-12%	6,165	7,699	-20%

Total revenues	274,569	227,857	21%	474,393	436,524	9%
Costs and expenses:
Cost of services and product development	140,517	114,386	23%	235,795	209,862	12%
Selling, general and administrative	102,727	81,588	26%	194,273	169,222	15%
Depreciation	6,423	6,844	-6%	12,502	14,781	-15%
Amortization of intangibles	3,370	190	U	3,398	387	U
Goodwill impairments	—	—	—	—	739	-100%
META integration charges	8,168	—	100%	11,573	—	100%
Other charges	8,226	9,063	-9%	22,500	19,576	15%

Total costs and expenses	269,431	212,071	27%	480,041	414,567	16%

Operating income (loss)	5,138	15,786	-67%	(5,648)	21,957	U
(Loss) gain from investments	(263)	19	U	(5,369)	39	U
Interest (expense) income, net	(3,318)	370	U	(4,663)	615	U
Other (expense), net	(2,058)	(323)	U	(2,362)	(3,436)	F

(Loss) income before income taxes	(501)	15,852	U	(18,042)	19,175	U
Provision (benefit) for income taxes	566	4,824	-88%	(2,268)	7,683	F

Net (loss) income	$(1,067)	$11,028	U	$(15,774)	$11,492	U

(Loss) income per common share:
Basic	$(0.01)	$0.08	U	$(0.14)	$0.09	U
Diluted	$(0.01)	$0.08	U	$(0.14)	$0.09	U

Weighted average shares outstanding:
Basic	111,880	132,129	-15%	111,602	131,183	-15%
Diluted	112,649	135,335	-17%	112,522	134,242	-16%

SUPPLEMENTAL INFORMATION
Normalized EPS (1)	$0.12	$0.12	0%	$0.15	$0.21	-29%

(1) Normalized net income & EPS is based on net income (loss), excluding normalizing adjustments, which includes other charges, non-cash charges, META integration charges, goodwill impairments, and gains and losses from investments. We believe normalized EPS is an important measure of our recurring operations. See “Supplemental Information” at the end of this release for a reconciliation from GAAP net income and EPS to Normalized net income and EPS and a discussion of the reconciling items.

GARTNER, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$70,480	$160,126	-56%
Fees receivable, net	236,823	257,689	-8%
Deferred commissions	29,603	32,978	-10%
Prepaid expenses and other current assets	42,266	37,052	14%

Total current assets	379,172	487,845	-22%
Property, equipment and leasehold improvements, net	58,741	63,495	-7%
Goodwill	412,753	231,759	78%
Intangible assets, net	22,687	138	> 100%
Other assets	76,443	77,957	-2%

Total Assets	$949,796	$861,194	10%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$210,325	$181,502	16%
Deferred revenues	318,775	307,696	4%
Current portion of long term debt	60,019	40,000	50%

Total current liabilities	589,119	529,198	11%
Long term debt	190,051	150,000	27%
Other liabilities	50,909	51,948	-2%

Total Liabilities	830,079	731,146	14%

Total Stockholders’ Equity	119,717	130,048	-8%

Total Liabilities and Stockholders’ Equity	$949,796	$861,194	10%

GARTNER, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2005	2004
Operating activities:
Net (loss) income	$(15,774)	$11,492

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of intangibles	15,900	15,168
Non-cash compensation	477	1,198
Tax benefit associated with employees’ exercise of stock options	474	4,377
Deferred taxes	(1,323)	408
Loss (gain) from investments	5,369	(39)
Amortization and writeoff of debt issue costs	1,029	602
Goodwill impairments	—	739
Non-cash charges associated with impairment of long-lived assets	—	2,943

Changes in assets and liabilities, net of effects of acquisition:
Fees receivable, net	43,516	50,141
Deferred commissions	3,369	1,896
Prepaid expenses and other current assets	1,529	523
Other assets	3,670	366
Deferred revenues	(16,811)	(17,720)
Accounts payable and accrued liabilities	(27,704)	(30,787)

Cash provided by operating activities	13,721	41,307

Investing activities:
Cash proceeds from sale of investment securities	286	—
Investment in intangibles	(150)	—
Acquisition of META (net of cash acquired)	(159,751)	—
Additions to property, equipment and leasehold improvements	(7,273)	(9,197)

Cash used in investing activities	(166,888)	(9,197)

Financing activities:
Proceeds from stock issued for stock plans	9,524	37,852
Proceeds from debt	327,000	—
Payments for debt issue costs	(1,082)	—
Payments for debt	(267,883)	—
Purchases of treasury stock	—	(6,113)

Cash provided by financing activities	67,559	31,739

Net (decrease) increase in cash and cash equivalents	(85,608)	63,849
Effects of exchange rates on cash and cash equivalents	(4,041)	(2,814)
Cash and cash equivalents, beginning of period	160,126	229,962

Cash and cash equivalents, end of period	$70,480	$290,997

SELECTED STATISTICAL DATA

	YTD
	June 30,	June 30,
	2005	2004
Research contract value	$564,835 (1)	$488,669 (1)
Research client retention	80%	78%
Research wallet retention	92%	93%
Research client organizations	9,220	8,558
Consulting backlog	$124,779 (1)	$97,707 (1)
Consulting utilization	63%	64%
Consulting billable headcount	524	467
Events—number of events	39	29
Events attendees	16,099	13,172

(1) Dollars in thousands.

BUSINESS SEGMENT DATA
 (Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Six Months Ended 6/30/05
Research	$260,122	$102,150	$157,972	61%
Consulting	143,102	88,368	54,734	38%
Events	65,004	34,915	30,089	46%
Other	6,165	741	5,424	88%

TOTAL	$474,393	$226,174	$248,219	52%

Six Months Ended 6/30/04
Research	$241,208	$89,177	$152,031	63%
Consulting	132,235	82,156	50,079	38%
Events	55,382	31,417	23,965	43%
Other	7,699	928	6,771	88%

TOTAL	$436,524	$203,678	$232,846	53%

Three Months Ended 6/30/05
Research	$134,926	$53,970	$80,956	60%
Consulting	79,092	47,499	31,593	40%
Events	56,949	30,195	26,754	47%
Other	3,602	350	3,252	90%

TOTAL	$274,569	$132,014	$142,555	52%

Three Months Ended 6/30/04
Research	$118,966	$45,962	$73,004	61%
Consulting	67,609	42,774	24,835	37%
Events	37,211	20,353	16,858	45%
Other	4,071	457	3,614	89%

TOTAL	$227,857	$109,546	$118,311	52%

SUPPLEMENTAL INFORMATION
 GAAP to Normalized Reconcilations
 (in thousands, except per share data)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended
	June 30,
	2005	2004
Net (loss) income	$(1,067)	$11,028
Interest expense (income), net	3,318	(370)
Other (income) expense, net	2,058	323
Loss (gain) from investments	263	(19)
Tax provision	566	4,824

Operating income	$5,138	$15,786

Depreciation and amortization	9,793	7,034
Normalizing adjustments:
Other charges (2)	8,226	9,063
META integration charges (4)	8,168	—

Normalized EBITDA	$31,325	$31,883

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Three Months Ended June 30,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$(1,067)	111,880	$(0.01)	$11,028	132,129	$0.08
Share equivalents from stock compensation shares	—	769	—	—	3,206	—

GAAP Diluted EPS	$(1,067)	112,649	$(0.01)	$11,028	135,335	$0.08

Other charges (2)	5,699	—	0.06	5,664	—	0.04
META integration charges (4)	5,662	—	0.05	—	—	—
Amortization of META intangibles (5)	2,461	—	0.02	—	—	—
Loss (gain) from investments (7)	264	—	—	(13)	—	—

Normalized net income & EPS (8)	$13,019	112,649	$0.12	$16,679	135,335	$0.12

SUPPLEMENTAL INFORMATION
 GAAP to Normalized Reconcilations
 (in thousands, except per share data)
Reconciliation — GAAP to Normalized EBITDA (1):

	Six Months Ended
	June 30,
	2005	2004
Net (loss) income	$(15,774)	$11,492
Interest expense (income), net	4,663	(615)
Other (income) expense, net	2,362	3,436
Loss (gain) on investments	5,369	(39)
Tax (benefit) provision	(2,268)	7,683

Operating (loss) income	$(5,648)	$21,957

Depreciation and amortization	15,900	15,168
Normalizing adjustments:
Other charges (2)	22,500	19,576
META integration charges (4)	11,573	—
Goodwill impairments (6)	—	739

Normalized EBITDA	$44,325	$57,440

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Six Months Ended June 30,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$(15,774)	111,602	$(0.14)	$11,492	131,183	$0.09
Share equivalents from stock compensation shares	—	920	—	—	3,059	—

GAAP Diluted EPS	$(15,774)	112,522	$(0.14)	$11,492	134,242	$0.09

Other charges (2)	16,767	—	0.15	13,255	—	0.10
Non-cash charges (3)	—	—	—	2,943	—	0.02
META integration charges (4)	7,707	—	0.07	—	—	—
Amortization of META intangibles (5)	2,461	—	0.02	—	—	—
Goodwill impairments (6)	—	—	—	739	—	—
Loss (gain) from investments (7)	5,370	—	0.05	(26)	—	—

Normalized net income & EPS (8)	$16,531	112,522	$0.15	$28,403	134,242	$0.21

Footnotes

(1)	Normalized EBITDA is based on operating (loss) income before interest, taxes, depreciation and amortization and certain normalizing adjustments. Normalized net income & EPS is based on net income (loss), excluding normalizing adjustments which includes other charges, non-cash charges, META integration charges, goodwill impairments, and gains and losses on investments.

Normalized EBITDA, as well as normalized net income and EPS, are not measurements of operating performance calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered substitutes for operating income (loss) and net income (loss) in accordance with GAAP. In addition, because these measurements may not be defined consistently by other companies, these measurements may not be comparable to similarly titled measures of other companies.

However, we believe these indicators are relevant and useful to investors because they provide alternative measures that take into account certain adjustments that are viewed by our management as being non-core items or charges.

(2)	Other charges during 2005 included first quarter pre-tax charges of $10.6 million related to a reduction in workforce and $3.7 million primarily for restructuring within the Company’s international operations, and a second quarter pre-tax charge of $8.2 million primarily related to a reduction in facilities. Other charges during 2004 were for costs associated with a reduction in workforce and our closing of certain operations in South America.

(3)	The non-cash charges in 2004 were due to the closing of certain operations in South America. These charges are recorded in “Other (expense), net.”

(4)	The META integration charges are related to our acquistion of the META Group, Inc. These costs were primarily for severance, and for consulting, accounting, and tax services.

(5)	The amortization of META intangibles are the non-cash amortization charges related to the other intangible assets recorded as a result of the META acquistion.

(6)	The goodwill impairments in 2004 were associated with our closing of certain operations in South America and were recorded in “Goodwill impairments.”

(7)	The 2005 loss on investments was related to an impairment loss on an investment. The 2004 gain on investments was related to our minority owned investments. These items are recorded in "(Loss) gain from investments.”

(8)	The normalized effective tax rate was 33% for the first and second quarters of 2005 and 2004.